                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 59 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 28, 2002, relating to the financial statements and financial highlights appearing in the September 30, 2002 Annual Report to Shareholders of Vanguard Morgan Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers -- Independent Accountants" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Philadelphia, PA

January 15, 2003